Exhibit 10.02

CORPORATE INTEGRITY AGREEMENT
BETWEEN THE
OFFICE OF INSPECTOR GENERAL
OF THE
DEPARTMENT OF HEALTH AND HUMAN SERVICES
AND
VITAS HOSPICE SERVICES, L.L.C., VITAS HEALTHCARE CORPORATION,
VITAS HEALTHCARE CORPORATION OF CALIFORNIA, VITAS
HEALTHCARE CORPORATION OF ILLINOIS, VITAS HEALTHCARE
CORPORATION OF FLORIDA, VITAS HEALTHCARE CORPORATION OF
OHIO, VITAS HEALTHCARE CORPORATION OF ATLANTIC, VITAS
HEALTHCARE OF TEXAS, L.P., VITAS HEALTHCARE CORPORATION
 MIDWEST, AND VITAS HEALTHCARE CORPORATION OF GEORGIA.
I.	PREAMBLE

VITAS Hospice Services, L.L.C., VITAS Healthcare Corporation, VITAS Healthcare Corporation of California, VITAS Healthcare Corporation of Illinois, VITAS Healthcare Corporation of Florida, VITAS Healthcare Corporation of Ohio, VITAS Healthcare Corporation of Atlantic, VITAS Healthcare of Texas, L.P., VITAS Healthcare Corporation Midwest, and VITAS Healthcare Corporation of Georgia (collectively, "VITAS"), hereby enter into this Corporate Integrity Agreement (CIA) with the Office of Inspector General (OIG) of the United States Department of Health and Human Services (HHS) to promote compliance with the statutes, regulations, and written directives of Medicare, Medicaid, and all other Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)) (Federal health care program requirements).  Contemporaneously with this CIA, VITAS is entering into a Settlement Agreement with the United States.
VITAS represents that it has an established corporate compliance program ("Compliance Program"), which preceded the execution of this CIA, and which applies in all aspects to VITAS.  The Compliance Program includes written policies and procedures, education and training programs, ongoing compliance monitoring mechanisms and auditing functions for employees and agents to report incidents of noncompliance in an anonymous and confidential manner, disciplinary actions for individuals violating VITAS' policies and procedures, and oversight by VITAS' Chief Compliance Officer and its Compliance Committee.  VITAS will continue to operate its Compliance Program throughout the term of this CIA, and shall ensure that VITAS complies with each requirement herein.
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II.	TERM AND SCOPE OF THE CIA

A.            The period of the compliance obligations assumed by VITAS under this CIA shall be five years from the effective date of this CIA.  The "Effective Date" shall be the date on which the final signatory of this CIA executes this CIA.  Each one-year period, beginning with the one-year period following the Effective Date, shall be referred to as a "Reporting Period."
B.            Sections VII, X, and XI shall expire no later than 120 days after OIG's receipt of: (1) VITAS' final Annual Report or (2) any additional materials submitted by VITAS pursuant to OIG's request, whichever is later.
C.            For purposes of this CIA, the term "Covered Persons" includes: (1) all owners of VITAS who are natural persons (other than shareholders who: (i) have an ownership interest of less than 5% and (ii) acquired the ownership interest through public trading); (2) all officers, directors, and employees of VITAS; (3) all contractors, subcontractors, agents, and other persons who furnish patient care items or services or who perform billing functions on behalf of VITAS, excluding vendors whose sole connection with VITAS is selling or otherwise providing medical supplies or equipment to VITAS; (4) all physicians and other non-physician practitioners who are members of VITAS' active medical staff.
Notwithstanding the above, this term does not include part-time or per diem employees, contractors, subcontractors, agents, and other persons who are not reasonably expected to work more than 160 hours during a Reporting Period, except that any such individuals shall become "Covered Persons" at the point when they work more than 160 hours during a Reporting Period.
III.	CORPORATE INTEGRITY OBLIGATIONS

VITAS shall establish and maintain a Compliance Program that includes the following elements:
A.            Compliance Officer and Committee, Governing Body1, and Management Compliance Obligations

1 For the purposes of this CIA, the term "Governing Body" includes all Board members that oversee VITAS' operations and any individual who is a member of the governing body as defined pursuant to 42 C.F.R. § 418.100(b).
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1.            Compliance Officer.  Within 90 days after the Effective Date, VITAS shall appoint a Compliance Officer and shall maintain a Compliance Officer for the term of the CIA.  The Compliance Officer shall be an employee and a member of senior management of VITAS, shall report directly to the Chief Executive Officer of VITAS, and shall not be or be subordinate to the General Counsel or Chief Financial Officer or have any responsibilities that involve acting in any capacity as legal counsel or supervising legal counsel functions for VITAS.  The Compliance Officer shall be responsible for, without limitation:
a.	developing and implementing policies, procedures, and practices designed to ensure compliance with the requirements set forth in this CIA and with Federal health care program requirements;
b.
making periodic (at least quarterly) reports regarding compliance matters directly to the Governing Body of VITAS and shall be authorized to report on such matters to the Governing Body at any time.  Written documentation of the Compliance Officer's reports to the Governing Body shall be made available to OIG upon request; and

c.	monitoring the day-to-day compliance activities engaged in by VITAS as well as any reporting obligations created under this CIA.

Any noncompliance job responsibilities of the Compliance Officer shall be limited and must not interfere with the Compliance Officer's ability to perform the duties outlined in this CIA.
VITAS shall report to OIG, in writing, any changes in the identity of the Compliance Officer, or any actions or changes that would affect the Compliance Officer's ability to perform the duties necessary to meet the obligations in this CIA, within five days after such a change.
2.            Compliance Committee.  Within 90 days after the Effective Date, VITAS shall appoint a Compliance Committee.  The Compliance Committee shall, at a minimum, include the Compliance Officer and other members of senior management necessary to meet the requirements of this CIA (e.g., senior executives of relevant departments, such as billing, clinical, human resources, audit, and operations).  The Compliance Officer shall chair the Compliance Committee and the Committee shall support the Compliance Officer in fulfilling his/her responsibilities (e.g., shall assist in the analysis of VITAS' risk areas and shall oversee monitoring of internal and external audits and investigations).  The Compliance Committee shall meet at least quarterly.  The minutes of the Compliance Committee meetings shall be made available to OIG upon request.
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VITAS shall report to OIG, in writing, any actions or changes that would affect the Compliance Committee's ability to perform the duties necessary to meet the obligations in this CIA, within 15 days after such a change.
3.            Governing Body Compliance Obligations.  The Governing Body of VITAS shall be responsible for the review and oversight of matters related to compliance with Federal health care program requirements and the obligations of this CIA.
The Governing Body shall, at a minimum, be responsible for the following:
a.	meeting at least quarterly to review and oversee VITAS' compliance program, including but not limited to the performance of the Compliance Officer and Compliance Committee;
b.
submitting to OIG a description of the documents and other materials it reviewed, as well as any additional steps taken, such as the engagement of an independent advisor or other third party resources, in its oversight of the compliance program and in support of making the resolution below during each Reporting Period; and

c.
for each Reporting Period of the CIA, adopting a resolution, signed by each member of the Governing Body summarizing its review and oversight of VITAS' compliance with Federal health care program requirements and the obligations of this CIA.

At minimum, the resolution shall include the following language:
"The Governing Body has made a reasonable inquiry into the operations of VITAS' Compliance Program, including the performance of the Compliance Officer and the Compliance Committee.  Based on its inquiry and review, the Governing Body has concluded that, to the best of its knowledge, VITAS has implemented an effective Compliance Program to meet Federal health care program requirements and the obligations of the CIA."
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If the Governing Body is unable to provide such a conclusion in the resolution, the Governing Body shall include in the resolution a written explanation of the reasons why it is unable to provide the conclusion and the steps it is taking to implement an effective Compliance Program at VITAS.
VITAS shall report to OIG, in writing, any changes in the composition of the Governing Body, or any actions or changes that would affect the Governing Body's ability to perform the duties necessary to meet the obligations in this CIA, within 15 days after such a change.
4.            Management Certifications.  In addition to the responsibilities set forth in this CIA for all Covered Persons, certain VITAS employees (Certifying Employees) are expected to monitor and oversee activities within their areas of authority and shall annually certify that the applicable VITAS department is in compliance with applicable Federal health care program requirements and the obligations of this CIA.  These Certifying Employees shall include, at a minimum, the following: Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, Chief Information Officer, Chief Compliance Officer, all Senior Vice Presidents with operations field responsibility, National Medical Director, Chief Medical Officer and Chief Nursing Officer.  For each Reporting Period, each Certifying Employee shall sign a certification that states:
"I have been trained on and understand the compliance requirements and responsibilities as they relate to [insert name of department], an area under my supervision.  My job responsibilities include ensuring compliance with regard to the [insert name of department] with all applicable Federal health care program requirements, obligations of the Corporate Integrity Agreement, and VITAS policies, and I have taken steps to promote such compliance.  To the best of my knowledge, the [insert name of department] of VITAS is in compliance with all applicable Federal health care program requirements and the obligations of the Corporate Integrity Agreement.  I understand that this certification is being provided to and relied upon by the United States."

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If any Certifying Employee is unable to provide such a certification, the Certifying Employee shall provide a written explanation of the reasons why he or she is unable to provide the certification outlined above.
Within 90 days after the Effective Date, VITAS shall develop and implement a written process for Certifying Employees to follow for the purpose of completing the certification required by this section (e.g., reports that must be reviewed, assessments that must be completed, sub-certifications that must be obtained, etc. prior to the Certifying Employee making the required certification).
5.            Chemed Corporation Executive Certifications.  For each Reporting Period of the CIA, each Chemed Corporation Executive shall certify that VITAS is in compliance with Federal health care program requirements and the obligations of this CIA as follows:
"I, [name of Chemed Corporation Executive], have made a reasonable inquiry into the operations of VITAS' Compliance Program, including the performance of the Compliance Officer and the Compliance Committee.  Based on my inquiry and review, the I have concluded that, to the best of my knowledge, VITAS has implemented an effective Compliance Program to meet Federal health care program requirements and the obligations of the CIA."
For the purpose of this paragraph, "Chemed Corporation Executive" means all of the following positions: Chief Executive Officer, and all Executive Vice Presidents, excluding those Executive Vice Presidents who only have responsibilities or obligations related to Roto-Rooter.  If any Chemed Corporation Executive is unable to provide such a certification, the Chemed Corporation Executive shall provide a written explanation of the reasons why he or she is unable to provide the certification outlined above.
B.            Written Standards
Within 90 days after the Effective Date, VITAS shall develop and implement written policies and procedures regarding the operation of its compliance program, including the compliance program requirements outlined in this CIA and VITAS' compliance with Federal health care program requirements (Policies and Procedures).  Throughout the term of this CIA, VITAS shall enforce its Policies and Procedures and shall make compliance with its Policies and Procedures an element of evaluating the performance of all employees.

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The Policies and Procedures shall be made available to all Covered Persons.
At least annually (and more frequently, if appropriate), VITAS shall assess and update, as necessary, the Policies and Procedures.  Any new or revised Policies and Procedures shall be made available to all Covered Persons.
All Policies and Procedures shall be made available to OIG upon request.
C.            Training and Education
1.            Covered Persons Training.  Within 90 days after the Effective Date, VITAS shall develop a written plan (Training Plan) that outlines the steps VITAS will take to ensure that all Covered Persons receive at least annual training regarding VITAS' CIA requirements and Compliance Program and the applicable Federal health care program requirements, including the requirements of the Anti-Kickback Statute and the Stark Law.  The Training Plan shall include information regarding the following: training topics, categories of Covered Persons required to attend each training session, length of the training session(s), schedule for training, and format of the training.  VITAS shall furnish training to its Covered Persons pursuant to the Training Plan during each Reporting Period.
2.            Governing Body Member Training.  Within 90 days after the Effective Date, each member of the Governing Body shall receive at least two hours of training.  This training shall address the corporate governance responsibilities of board members, and the responsibilities of board members with respect to review and oversight of the Compliance Program.  Specifically, the training shall address the unique responsibilities of health care Governing Body members, including the risks, oversight areas, and strategic approaches to conducting oversight of a health care entity.  This training may be conducted by an outside compliance expert hired by the Governing Body and should include a discussion of the OIG's guidance on Governing Body member responsibilities.
New members of the Governing Body shall receive the Governing Body Member Training described above within 30 days after becoming a member or within 90 days after the Effective Date, whichever is later.
3.            Training Records.  VITAS shall make available to OIG, upon request, training materials and records verifying that Covered Persons and Governing Body members have timely received the training required under this section.
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D.            Review Procedures
1.            General Description
a.
Engagement of Independent Review Organization.  Within 120 days after the Effective Date, VITAS shall engage an entity (or entities), such as an accounting, auditing, or consulting firm (hereinafter "Independent Review Organization" or "IRO"), to perform the reviews listed in this Section III.D.  The applicable requirements relating to the IRO are outlined in Appendix A to this CIA, which is incorporated by reference.

b.
Retention of Records.  The IRO and VITAS shall retain and make available to OIG, upon request, all work papers, supporting documentation, correspondence, and draft reports (those exchanged between the IRO and VITAS) related to the reviews.

2.            Claims Review.  The IRO shall review claims submitted by VITAS and reimbursed by the Medicare and Medicaid programs, to determine whether the items and services furnished were medically necessary and appropriately documented and whether the claims were correctly coded, submitted and reimbursed (Claims Review) and shall prepare a Claims Review Report, as outlined in Appendix B to this CIA, which is incorporated by reference.
3.            Independence and Objectivity Certification.  The IRO shall include in its report(s) to VITAS a certification that the IRO has (a) evaluated its professional independence and objectivity with respect to the reviews required under this Section III.D and (b) concluded that it is, in fact, independent and objective, in accordance with the requirements specified in Appendix A to this CIA.  The IRO's certification shall include a summary of all current and prior engagements between VITAS and the IRO.
E.            Risk Assessment and Internal Review Process
Within 90 days after the Effective Date, VITAS shall develop and implement a centralized annual risk assessment and internal review process to identify and address risks associated with VITAS' participation in the Federal health care programs, including but not limited to the risks associated with the submission of claims for items and services furnished to Medicare and Medicaid program beneficiaries.  The risk assessment and internal review process shall require compliance, legal, and department leaders, at least annually, to: (1) identify and prioritize risks, (2) develop internal audit work plans related to the identified risk areas, (3) implement the internal audit work plans, (4) develop corrective action plans in response to the results of any internal audits performed, and (5) track the implementation of the corrective action plans in order to assess the effectiveness of such plans.  VITAS shall maintain the risk assessment and internal review process for the term of the CIA.
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F.            Disclosure Program
Within 90 days after the Effective Date, VITAS shall establish a Disclosure Program that includes a mechanism (e.g., a toll-free compliance telephone line) to enable individuals to disclose, to the Compliance Officer or some other person who is not in the disclosing individual's chain of command, any identified issues or questions associated with VITAS' policies, conduct, practices, or procedures with respect to a Federal health care program believed by the individual to be a potential violation of criminal, civil, or administrative law.  VITAS shall appropriately publicize the existence of the disclosure mechanism (e.g., via periodic e-mails to employees or by posting the information in prominent common areas).
The Disclosure Program shall emphasize a nonretribution, nonretaliation policy and shall include a reporting mechanism for anonymous communications for which appropriate confidentiality shall be maintained.  The Disclosure Program also shall include a requirement that all of VITAS' Covered Persons shall be expected to report suspected violations of any Federal health care program requirements to the Compliance Officer or other appropriate individual designated by VITAS.  Upon receipt of a disclosure, the Compliance Officer (or designee) shall gather all relevant information from the disclosing individual.  The Compliance Officer (or designee) shall make a preliminary, good faith inquiry into the allegations set forth in every disclosure to ensure that he or she has obtained all of the information necessary to determine whether a further review should be conducted.  For any disclosure that is sufficiently specific so that it reasonably: (1) permits a determination of the appropriateness of the alleged improper practice; and (2) provides an opportunity for taking corrective action, VITAS shall conduct an internal review of the allegations set forth in the disclosure and ensure that proper follow-up is conducted.
The Compliance Officer (or designee) shall maintain a disclosure log and shall record each disclosure in the disclosure log within two business days of receipt of the disclosure.  The disclosure log shall include a summary of each disclosure received (whether anonymous or not), the status of the respective internal reviews, and any corrective action taken in response to the internal reviews.
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G.            Ineligible Persons
1.            Definitions.  For purposes of this CIA:
a.	an "Ineligible Person" shall include an individual or entity who:
i.	is currently excluded from participation in any Federal health care program; or
ii.	has been convicted of a criminal offense that falls within the scope of 42 U.S.C. § 1320a-7(a), but has not yet been excluded.
b.	"Exclusion List" means the HHS/OIG List of Excluded Individuals/Entities (LEIE) (available through the Internet at http://www.oig.hhs.gov).

2.            Screening Requirements.  VITAS shall ensure that all prospective and current Covered Persons are not Ineligible Persons, by implementing the following screening requirements.
a.
VITAS shall screen all prospective Covered Persons against the Exclusion List prior to engaging their services and, as part of the hiring or contracting process, shall require such Covered Persons to disclose whether they are Ineligible Persons.

b.	VITAS shall screen all current Covered Persons against the Exclusion List within 90 days after the Effective Date and on a monthly basis thereafter.
c.	VITAS shall implement a policy requiring all Covered Persons to disclose immediately if they become an Ineligible Person.

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Nothing in this Section III.G affects VITAS' responsibility to refrain from (and liability for) billing Federal health care programs for items or services furnished, ordered, or prescribed by an excluded person.  VITAS understands that items or services furnished, ordered, or prescribed by excluded persons are not payable by Federal health care programs and that VITAS may be liable for overpayments and/or criminal, civil, and administrative sanctions for employing or contracting with an excluded person regardless of whether VITAS meets the requirements of Section III.G.
3.            Removal Requirement.  If VITAS has actual notice that a Covered Person has become an Ineligible Person, VITAS shall remove such Covered Person from responsibility for, or involvement with, VITAS' business operations related to the Federal health care program(s) from which such Covered Person has been excluded and shall remove such Covered Person from any position for which the Covered Person's compensation or the items or services furnished, ordered, or prescribed by the Covered Person are paid in whole or part, directly or indirectly, by any Federal health care program(s) from which the Covered Person has been excluded at least until such time as the Covered Person is reinstated into participation in such Federal health care program(s).
4.            Pending Charges and Proposed Exclusions.  If VITAS has actual notice that a Covered Person is charged with a criminal offense that falls within the scope of 42 U.S.C. §§ 1320a-7(a), 1320a-7(b)(1)-(3), or is proposed for exclusion during the Covered Person's employment or contract term, or during the term of a physician's or other practitioner's medical staff privileges, VITAS shall take all appropriate actions to ensure that the responsibilities of that Covered Person have not and shall not adversely affect the quality of care rendered to any beneficiary or the accuracy of any claims submitted to any Federal health care program.
H.            Notification of Government Investigation or Legal Proceeding
Within 30 days after discovery, VITAS shall notify OIG, in writing, of any ongoing investigation or legal proceeding known to VITAS conducted or brought by a governmental entity or its agents involving an allegation that VITAS has committed a crime or has engaged in fraudulent activities.  This notification shall include a description of the allegation, the identity of the investigating or prosecuting agency, and the status of such investigation or legal proceeding.  VITAS also shall provide written notice to OIG within 30 days after the resolution of the matter and a description of the findings and/or results of the investigation or proceeding, if any.
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I.            Overpayments
1.            Definition of Overpayment.  An "Overpayment" means any funds that VITAS receives or retains under any Federal health care program to which VITAS, after applicable reconciliation, is not entitled under such Federal health care program.
2.            Overpayment Policies and Procedures.  Within 90 days after the Effective Date, VITAS shall develop and implement written policies and procedures regarding the identification, quantification, and repayment of Overpayments received from any Federal health care program.
J.            Reportable Events
1.            Definition of Reportable Event.  For purposes of this CIA, a "Reportable Event" means anything that involves:
a.	a substantial Overpayment;
b.
a matter that a reasonable person would consider a probable violation of criminal, civil, or administrative laws applicable to any Federal health care program for which penalties or exclusion may be authorized;

c.	the employment of or contracting with a Covered Person who is an Ineligible Person as defined by Section III.G.1.a; or
d.	the filing of a bankruptcy petition by VITAS.

A Reportable Event may be the result of an isolated event or a series of occurrences.
2.            Reporting of Reportable Events.  If VITAS determines (after a reasonable opportunity to conduct an appropriate review or investigation of the allegations) through any means that there is a Reportable Event, VITAS shall notify OIG, in writing, within 30 days after making the determination that the Reportable Event exists.
3.            Reportable Events under Section III.J.1.a. and III.J.1.b.  For Reportable Events under Section III.J.1.a and b, the report to OIG shall include:

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a.
a complete description of all details relevant to the Reportable Event, including, at a minimum, the types of claims, transactions or other conduct giving rise to the Reportable Event; the period during which the conduct occurred; and the names of individuals and entities believed to be implicated, including an explanation of their roles in the Reportable Event;

b.	a statement of the Federal criminal, civil or administrative laws that are probably violated by the Reportable Event, if any;
c.	the Federal health care programs affected by the Reportable Event;
d.	a description of the steps taken by VITAS to identify and quantify any Overpayments; and
e.	a description of VITAS' actions taken to correct the Reportable Event and prevent it from recurring.

If the Reportable Event involves an Overpayment, within 60 days of identification of the Overpayment, VITAS shall repay the Overpayment, in accordance with the requirements of 42 U.S.C. § 1320a-7k(d) and 42 C.F.R. § 401.301-305 (and any applicable CMS guidance) and provide OIG with a copy of the notification and repayment.
4.            Reportable Events under Section III.J.1.c.  For Reportable Events under Section III.J.1.c, the report to OIG shall include:
a.	the identity of the Ineligible Person and the job duties performed by that individual;
b.	the dates of the Ineligible Person's employment or contractual relationship;
c.
a description of the Exclusion List screening that VITAS completed before and/or during the Ineligible Person's employment or contract and any flaw or breakdown in the screening process that led to the hiring or contracting with the Ineligible Person;

d.	a description of how the Ineligible Person was identified; and
e.	a description of any corrective action implemented to prevent future employment or contracting with an Ineligible Person.

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5.            Reportable Events under Section III.J.1.d.  For Reportable Events under Section III.J.1.d, the report to OIG shall include documentation of the bankruptcy filing and a description of any Federal health care program requirements implicated.
6.            Reportable Events Involving the Stark Law.  Notwithstanding the reporting requirements outlined above, any Reportable Event that involves solely a probable violation of section 1877 of the Social Security Act, 42 U.S.C. §1395nn (the Stark Law) should be submitted by VITAS to the Centers for Medicare & Medicaid Services (CMS) through the self-referral disclosure protocol (SRDP), with a copy to the OIG.  If VITAS identifies a probable violation of the Stark Law and repays the applicable Overpayment directly to the CMS contractor, then VITAS is not required by this Section III.J to submit the Reportable Event to CMS through the SRDP.
IV.	SUCCESSOR LIABILITY

In the event that, after the Effective Date, VITAS proposes to (a) sell any or all of its business, business units, or locations (whether through a sale of assets, sale of stock, or other type of transaction) relating to the furnishing of items or services that may be reimbursed by a Federal health care program, or (b) purchase or establish a new business, business unit, or location relating to the furnishing of items or services that may be reimbursed by a Federal health care program, the CIA shall be binding on the purchaser of any business, business unit, or location and any new business, business unit, or location (and all Covered Persons at each new business, business unit, or location) shall be subject to the applicable requirements of this CIA, unless otherwise determined and agreed to in writing by OIG.
If, in advance of a proposed sale or a proposed purchase, VITAS wishes to obtain a determination by OIG that the proposed purchaser or the proposed acquisition will not be subject to the requirements of the CIA, VITAS must notify OIG in writing of the proposed sale or purchase at least 30 days in advance.  This notification shall include a description of the business, business unit, or location to be sold or purchased, a brief description of the terms of the transaction and, in the case of a proposed sale, the name and contact information of the prospective purchaser.
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V.	IMPLEMENTATION AND ANNUAL REPORTS

A.            Implementation Report
Within 120 days after the Effective Date, VITAS shall submit a written report to OIG summarizing the status of its implementation of the requirements of this CIA (Implementation Report).  The Implementation Report shall, at a minimum, include:
1.            the name, address, phone number, and position description of the Compliance Officer required by Section III.A, and a summary of other noncompliance job responsibilities the Compliance Officer may have;
2.            the names and positions of the members of the Compliance Committee required by Section III.A;
3.            the names of the Governing Body members who are responsible for satisfying the Governing Body compliance obligations described in Section III.A.3;
4.            the names and positions of the Certifying Employees required by Section III.A.4 and a copy of the written process for completing the certifications;
5.            a list of the Policies and Procedures required by Section III.B;
6.            the Training Plan required by Section III.C.1 and a description of the Governing Body training required by Section III.C.2 (including a summary of the topics covered, the length of the training, and when the training was provided);
7.            the following information regarding the IRO(s): (a) identity, address, and phone number; (b) a copy of the engagement letter; (c) information to demonstrate that the IRO has the qualifications outlined in Appendix A to this CIA; and (d) a certification from the IRO regarding its professional independence and objectivity with respect to VITAS;
8.            a description of the risk assessment and internal review process required by Section III.E;
9.            a description of the Disclosure Program required by Section III.F;
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10.            a description of the Ineligible Persons screening and removal process required by Section III.G;
11.            a copy of VITAS' policies and procedures regarding the identification, quantification and repayment of Overpayments required by Section III.I;
12.            a description of VITAS' corporate structure, including identification of any parent and sister companies, subsidiaries, and their respective lines of business;
13.            a list of all of VITAS' locations (including locations and mailing addresses), the corresponding name under which each location is doing business, and the location's Medicare and state Medicaid program provider number and/or supplier number(s); and
14.            the certifications required by Section V.C.
B.            Annual Reports
VITAS shall submit to OIG a report on its compliance with the CIA requirements for each of the five Reporting Periods (Annual Report).  Each Annual Report shall include, at a minimum, the following information:
1.            any change in the identity, position description, or other noncompliance job responsibilities of the Compliance Officer; a current list of the Compliance Committee members, a current list of the Governing Body members who are responsible for satisfying the Governing Body compliance obligations, and a current list of the Certifying Employees, along with the identification of any changes made during the Reporting Period to the Compliance Committee, Governing Body, and Certifying Employees;
2.            the dates of each report made by the Compliance Officer to the Governing Body (written documentation of such reports shall be made available to OIG upon request);
3.            the Governing Body resolution required by Section III.A.3 and a description of the documents and other materials reviewed by the Governing Body, as well as any additional steps taken, in its oversight of the compliance program and in support of making the resolution;
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4.            a list of any new or revised Policies and Procedures developed during the Reporting Period;
5.            a description of any changes to VITAS' Training Plan developed pursuant to Section III.C, and a summary of any Governing Body training provided during the Reporting Period;
6.            a complete copy of all reports prepared pursuant to Section III.D and VITAS' response to the reports, along with corrective action plan(s) related to any issues raised by the reports;
7.            a certification from the IRO regarding its professional independence and objectivity with respect to VITAS;
8.            a description of any changes to the risk assessment and internal review process required by Section III.E, including the reasons for such changes;
9.            a summary of the following components of the risk assessment and internal review process during the Reporting Period: work plans developed, internal audits performed, corrective action plans developed in response to internal audits, and steps taken to track the implementation of the corrective action plans.  Copies of any work plans, internal audit reports, and corrective action plans shall be made available to OIG upon request;
10.            a summary of the disclosures in the disclosure log required by Section III.F that relate to Federal health care programs, including at least the following information: a description of the disclosure, the date the disclosure was received, the resolution of the disclosure, and the date the disclosure was resolved (if applicable).  The complete disclosure log shall be made available to OIG upon request;
11.            a description of any changes to the Ineligible Persons screening and removal process required by Section III.G, including the reasons for such changes;
12.            a summary describing any ongoing investigation or legal proceeding required to have been reported pursuant to Section III.H.  The summary shall include a description of the allegation, the identity of the investigating or prosecuting agency, and the status of such investigation or legal proceeding;
13.            a description of any changes to the Overpayment policies and procedures required by Section III.I, including the reasons for such changes;

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14.            a summary of Reportable Events (as defined in Section III.J) identified during the Reporting Period;
15.            a summary of any audits conducted during the applicable Reporting Period by any Medicare or state Medicaid program contractor or any government entity or contractor, involving a review of Federal health care program claims, and VITAS' response/corrective action plan (including information regarding any Federal health care program refunds) relating to the audit findings;
16.            a description of all changes to the most recently provided list of VITAS' locations as required by Section V.A.13; and
17.            the certifications required by Section V.C.
The first Annual Report shall be received by OIG no later than 90 days after the end of the first Reporting Period.  Subsequent Annual Reports shall be received by OIG no later than the anniversary date of the due date of the first Annual Report.
C.            Certifications
1.            Certifying Employees.  In each Annual Report, VITAS shall include the certifications of Certifying Employees required by Section III.A.4;
2.            Compliance Officer and Chief Executive Officer.  The Implementation Report and each Annual Report shall include a certification by the Compliance Officer and Chief Executive Officer that:
a.	to the best of his or her knowledge, except as otherwise described in the report, VITAS has implemented and is in compliance with all of the requirements of this CIA; and
b.	he or she has reviewed the report and has made reasonable inquiry regarding its content and believes that the information in the report is accurate and truthful.

3.            Chief Financial Officer.  The first Annual Report shall include a certification by the Chief Financial Officer that, to the best of his or her knowledge, VITAS has complied with its obligations under the Settlement Agreement: (a) not to resubmit to any Federal health care program payors any previously denied claims related to the Covered Conduct addressed in the Settlement Agreement, and not to appeal any such denials of claims; (b) not to charge to or otherwise seek payment from federal or state payors for unallowable costs (as defined in the Settlement Agreement); and (c) to identify and adjust any past charges or claims for unallowable costs.
Vitas Corporate Integrity Agreement

D.            Designation of Information
VITAS shall clearly identify any portions of its submissions that it believes are trade secrets, or information that is commercial or financial and privileged or confidential, and therefore potentially exempt from disclosure under the Freedom of Information Act (FOIA), 5 U.S.C. § 552.  VITAS shall refrain from identifying any information as exempt from disclosure if that information does not meet the criteria for exemption from disclosure under FOIA.
VI.	NOTIFICATIONS AND SUBMISSION OF REPORTS

Unless otherwise stated in writing after the Effective Date, all notifications and reports required under this CIA shall be submitted to the following entities:
OIG:

Administrative and Civil Remedies Branch
Office of Counsel to the Inspector General
Office of Inspector General
U.S. Department of Health and Human Services
Cohen Building, Room 5527
330 Independence Avenue, S.W.
Washington, DC 20201
Telephone: 202.619.2078
Facsimile: 202.205.0604

VITAS:

Bob Miller, VITAS Chief Compliance Officer
2600 Chemed Center
255 East Fifth Street
Cincinnati, Ohio 45202
Telephone: 305-350-6331

Vitas Corporate Integrity Agreement

Unless otherwise specified, all notifications and reports required by this CIA shall be made by electronic mail, overnight mail, hand delivery, or other means, provided that there is proof that such notification was received.  Upon request by OIG, VITAS may be required to provide OIG with an electronic copy of each notification or report required by this CIA in addition to a paper copy.
VII.	OIG INSPECTION, AUDIT, AND REVIEW RIGHTS

In addition to any other rights OIG may have by statute, regulation, or contract, OIG or its duly authorized representative(s) may conduct interviews, examine and/or request copies of or copy VITAS' books, records, and other documents and supporting materials, and conduct on-site reviews of any of VITAS' locations, for the purpose of verifying and evaluating: (a) VITAS' compliance with the terms of this CIA and (b) VITAS' compliance with the requirements of the Federal health care programs.  The documentation described above shall be made available by VITAS to OIG or its duly authorized representative(s) at all reasonable times for inspection, audit, and/or reproduction.  Furthermore, for purposes of this provision, OIG or its duly authorized representative(s) may interview any of VITAS' owners who are natural persons (other than shareholders who: (1) have an ownership interest of less than 5% and (2) acquired the ownership interest through public trading), employees, contractors, and directors who consent to be interviewed at the individual's place of business during normal business hours or at such other place and time as may be mutually agreed upon between the individual and OIG.  VITAS shall assist OIG or its duly authorized representative(s) in contacting and arranging interviews with such individuals upon OIG's request.  VITAS' owners, employees, contractors, and directors may elect to be interviewed with or without a representative of VITAS present.
VIII.	DOCUMENT AND RECORD RETENTION

VITAS shall maintain for inspection all documents and records relating to reimbursement from the Federal health care programs and to compliance with this CIA for six years (or longer if otherwise required by law) from the Effective Date.
IX.	DISCLOSURES

Consistent with HHS's FOIA procedures, set forth in 45 C.F.R. Part 5, OIG shall make a reasonable effort to notify VITAS prior to any release by OIG of information submitted by VITAS pursuant to its obligations under this CIA and identified upon submission by VITAS as trade secrets, or information that is commercial or financial and privileged or confidential, under the FOIA rules.  With respect to such releases, VITAS shall have the rights set forth at 45 C.F.R. § 5.65(d).

Vitas Corporate Integrity Agreement

X.	BREACH AND DEFAULT PROVISIONS

VITAS is expected to fully and timely comply with all of its CIA obligations.
A.            Stipulated Penalties for Failure to Comply with Certain Obligations
As a contractual remedy, VITAS and OIG hereby agree that failure to comply with certain obligations as set forth in this CIA may lead to the imposition of the following monetary penalties (hereinafter referred to as "Stipulated Penalties") in accordance with the following provisions.
1.            A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day VITAS fails to establish, implement or comply with any of the following obligations as described in Section III:
a.	a Compliance Officer;
b.	a Compliance Committee;
c.	the Governing Body compliance obligations;
d.	the management certification obligations;
e.	written Policies and Procedures;
f.	training and education of Covered Persons and Governing Body Members;
g.	a risk assessment and internal review process;
h.	a Disclosure Program;
i.	Ineligible Persons screening and removal requirements;
j.	notification of Government investigations or legal proceedings;
k.	policies and procedures regarding the repayment of Overpayments; and
l.	reporting of Reportable Events.

Vitas Corporate Integrity Agreement

2.            A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day VITAS fails to engage and use an IRO, as required by Section III.D, Appendix A, or Appendix B.
3.            A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day VITAS fails to submit a complete Implementation Report, Annual Report or any certification to OIG in accordance with the requirements of Section V by the deadlines for submission.
4.            A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day VITAS fails to submit any Claims Review Report in accordance with the requirements of Section III.D and Appendix B or fails to repay any Overpayment identified by the IRO, as required by Appendix B.
5.            A Stipulated Penalty of $1,500 for each day VITAS fails to grant access as required in Section VII.  (This Stipulated Penalty shall begin to accrue on the date VITAS fails to grant access.)
6.            A Stipulated Penalty of $50,000 for each false certification submitted by or on behalf of VITAS as part of its Implementation Report, any Annual Report, additional documentation to a report (as requested by the OIG), or otherwise required by this CIA.
7.            A Stipulated Penalty of $1,000 for each day VITAS fails to comply fully and adequately with any obligation of this CIA.  OIG shall provide notice to VITAS stating the specific grounds for its determination that VITAS has failed to comply fully and adequately with the CIA obligation(s) at issue and steps VITAS shall take to comply with the CIA.  (This Stipulated Penalty shall begin to accrue 10 days after the date VITAS receives this notice from OIG of the failure to comply.)  A Stipulated Penalty as described in this Subsection shall not be demanded for any violation for which OIG has sought a Stipulated Penalty under Subsections 1- 6 of this Section.

Vitas Corporate Integrity Agreement

B.            Timely Written Requests for Extensions
VITAS may, in advance of the due date, submit a timely written request for an extension of time to perform any act or file any notification or report required by this CIA.  Notwithstanding any other provision in this Section, if OIG grants the timely written request with respect to an act, notification, or report, Stipulated Penalties for failure to perform the act or file the notification or report shall not begin to accrue until one day after VITAS fails to meet the revised deadline set by OIG.  Notwithstanding any other provision in this Section, if OIG denies such a timely written request, Stipulated Penalties for failure to perform the act or file the notification or report shall not begin to accrue until three days after VITAS receives OIG's written denial of such request or the original due date, whichever is later.  A "timely written request" is defined as a request in writing received by OIG at least five days prior to the date by which any act is due to be performed or any notification or report is due to be filed.
C.            Payment of Stipulated Penalties
1.            Demand Letter.  Upon a finding that VITAS has failed to comply with any of the obligations described in Section X.A and after determining that Stipulated Penalties are appropriate, OIG shall notify VITAS of: (a) VITAS' failure to comply; and (b) OIG's exercise of its contractual right to demand payment of the Stipulated Penalties.  (This notification shall be referred to as the "Demand Letter.")
2.            Response to Demand Letter.  Within 10 days after the receipt of the Demand Letter, VITAS shall either: (a) cure the breach to OIG's satisfaction and pay the applicable Stipulated Penalties or (b) request a hearing before an HHS administrative law judge (ALJ) to dispute OIG's determination of noncompliance, pursuant to the agreed upon provisions set forth below in Section X.E.  In the event VITAS elects to request an ALJ hearing, the Stipulated Penalties shall continue to accrue until VITAS cures, to OIG's satisfaction, the alleged breach in dispute.  Failure to respond to the Demand Letter in one of these two manners within the allowed time period shall be considered a material breach of this CIA and shall be grounds for exclusion under Section X.D.
3.            Form of Payment.  Payment of the Stipulated Penalties shall be made by electronic funds transfer to an account specified by OIG in the Demand Letter.
4.            Independence from Material Breach Determination.  Except as set forth in Section X.D.1.c, these provisions for payment of Stipulated Penalties shall not affect or otherwise set a standard for OIG's decision that VITAS has materially breached this CIA, which decision shall be made at OIG's discretion and shall be governed by the provisions in Section X.D, below.

Vitas Corporate Integrity Agreement

D.            Exclusion for Material Breach of this CIA
1.            Definition of Material Breach.  A material breach of this CIA means:
a.	repeated violations or a flagrant violation of any of the obligations under this CIA, including, but not limited to, the obligations addressed in Section X.A;
b.	a failure by VITAS to report a Reportable Event, take corrective action, or make the appropriate refunds, as required in Section III.J;
c.	a failure to respond to a Demand Letter concerning the payment of Stipulated Penalties in accordance with Section X.C; or
d.	a failure to engage and use an IRO in accordance with Section III.D, Appendix A, or Appendix B.

2.            Notice of Material Breach and Intent to Exclude.  The parties agree that a material breach of this CIA by VITAS constitutes an independent basis for VITAS' exclusion from participation in the Federal health care programs.  The length of the exclusion shall be in the OIG's discretion, but not more than five years per material breach.  Upon a determination by OIG that VITAS has materially breached this CIA and that exclusion is the appropriate remedy, OIG shall notify VITAS of: (a) VITAS' material breach; and (b) OIG's intent to exercise its contractual right to impose exclusion.  (This notification shall be referred to as the "Notice of Material Breach and Intent to Exclude.")
3.            Opportunity to Cure.  VITAS shall have 30 days from the date of receipt of the Notice of Material Breach and Intent to Exclude to demonstrate that:
a.	the alleged material breach has been cured; or
b.
the alleged material breach cannot be cured within the 30 day period, but that: (i) VITAS has begun to take action to cure the material breach; (ii) VITAS is pursuing such action with due diligence; and (iii) VITAS has provided to OIG a reasonable timetable for curing the material breach.

Vitas Corporate Integrity Agreement

4.            Exclusion Letter.  If, at the conclusion of the 30 day period, VITAS fails to satisfy the requirements of Section X.D.3, OIG may exclude VITAS from participation in the Federal health care programs.  OIG shall notify VITAS in writing of its determination to exclude VITAS.  (This letter shall be referred to as the "Exclusion Letter.") Subject to the Dispute Resolution provisions in Section X.E, below, the exclusion shall go into effect 30 days after the date of VITAS' receipt of the Exclusion Letter.  The exclusion shall have national effect.  Reinstatement to program participation is not automatic.  At the end of the period of exclusion, VITAS may apply for reinstatement by submitting a written request for reinstatement in accordance with the provisions at 42 C.F.R. §§ 1001.3001-.3004.
E.            Dispute Resolution
1.            Review Rights.  Upon OIG's delivery to VITAS of its Demand Letter or of its Exclusion Letter, and as an agreed-upon contractual remedy for the resolution of disputes arising under this CIA, VITAS shall be afforded certain review rights comparable to the ones that are provided in 42 U.S.C. § 1320a-7(f) and 42 C.F.R. Part 1005 as if they applied to the Stipulated Penalties or exclusion sought pursuant to this CIA.  Specifically, OIG's determination to demand payment of Stipulated Penalties or to seek exclusion shall be subject to review by an HHS ALJ and, in the event of an appeal, the HHS Departmental Appeals Governing Body (DAB), in a manner consistent with the provisions in 42 C.F.R. § 1005.2-1005.21.  Notwithstanding the language in 42 C.F.R. § 1005.2(c), the request for a hearing involving Stipulated Penalties shall be made within 10 days after receipt of the Demand Letter and the request for a hearing involving exclusion shall be made within 25 days after receipt of the Exclusion Letter.  The procedures relating to the filing of a request for a hearing can be found at http://www.hhs.gov/dab/divisions/civil/procedures/divisionprocedures.html
2.            Stipulated Penalties Review.  Notwithstanding any provision of Title 42 of the United States Code or Title 42 of the Code of Federal Regulations, the only issues in a proceeding for Stipulated Penalties under this CIA shall be: (a) whether VITAS was in full and timely compliance with the obligations of this CIA for which OIG demands payment; and (b) the period of noncompliance.  VITAS shall have the burden of proving its full and timely compliance and the steps taken to cure the noncompliance, if any.  OIG shall not have the right to appeal to the DAB an adverse ALJ decision related to Stipulated Penalties.  If the ALJ agrees with OIG with regard to a finding of a breach of this CIA and orders VITAS to pay Stipulated Penalties, such Stipulated Penalties shall become due and payable 20 days after the ALJ issues such a decision unless VITAS requests review of the ALJ decision by the DAB.  If the ALJ decision is properly appealed to the DAB and the DAB upholds the determination of OIG, the Stipulated Penalties shall become due and payable 20 days after the DAB issues its decision.

Vitas Corporate Integrity Agreement

3.            Exclusion Review.  Notwithstanding any provision of Title 42 of the United States Code or Title 42 of the Code of Federal Regulations, the only issues in a proceeding for exclusion based on a material breach of this CIA shall be whether VITAS was in material breach of this CIA and, if so, whether:
a.	VITAS cured such breach within 30 days of its receipt of the Notice of Material Breach; or
b.
the alleged material breach could not have been cured within the 30 day period, but that, during the 30 day period following VITAS' receipt of the Notice of Material Breach: (i) VITAS had begun to take action to cure the material breach; (ii) VITAS pursued such action with due diligence; and (iii) VITAS provided to OIG a reasonable timetable for curing the material breach.

For purposes of the exclusion herein, exclusion shall take effect only after an ALJ decision favorable to OIG, or, if the ALJ rules for VITAS, only after a DAB decision in favor of OIG.  VITAS' election of its contractual right to appeal to the DAB shall not abrogate OIG's authority to exclude VITAS upon the issuance of an ALJ's decision in favor of OIG.  If the ALJ sustains the determination of OIG and determines that exclusion is authorized, such exclusion shall take effect 20 days after the ALJ issues such a decision, notwithstanding that VITAS may request review of the ALJ decision by the DAB.  If the DAB finds in favor of OIG after an ALJ decision adverse to OIG, the exclusion shall take effect 20 days after the DAB decision.  VITAS shall waive its right to any notice of such an exclusion if a decision upholding the exclusion is rendered by the ALJ or DAB.  If the DAB finds in favor of VITAS, VITAS shall be reinstated effective on the date of the original exclusion.
4.            Finality of Decision.  The review by an ALJ or DAB provided for above shall not be considered to be an appeal right arising under any statutes or regulations.  Consequently, the parties to this CIA agree that the DAB's decision (or the ALJ's decision if not appealed) shall be considered final for all purposes under this CIA.

Vitas Corporate Integrity Agreement

XI.	EFFECTIVE AND BINDING AGREEMENT

VITAS and OIG agree as follows:
A.            This CIA shall become final and binding on the date the final signature is obtained on the CIA.
B.            This CIA constitutes the complete agreement between the parties and may not be amended except by written consent of the parties to this CIA.
C.            OIG may agree to a suspension of VITAS' obligations under this CIA based on a certification by VITAS that it is no longer providing health care items or services that will be billed to any Federal health care program and it does not have any ownership or control interest, as defined in 42 U.S.C. §1320a-3, in any entity that bills any Federal health care program.  If VITAS is relieved of its CIA obligations, VITAS shall be required to notify OIG in writing at least 30 days in advance if VITAS plans to resume providing health care items or services that are billed to any Federal health care program or to obtain an ownership or control interest in any entity that bills any Federal health care program.  At such time, OIG shall evaluate whether the CIA will be reactivated or modified.
D.            All requirements and remedies set forth in this CIA are in addition to and do not affect (1) VITAS' responsibility to follow all applicable Federal health care program requirements or (2) the government's right to impose appropriate remedies for failure to follow applicable Federal health care program requirements.
E.            The undersigned VITAS signatories represent and warrant that they are authorized to execute this CIA.  The undersigned OIG signatories represent that they are signing this CIA in their official capacities and that they are authorized to execute this CIA.
F.            This CIA may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same CIA.  Electronically-transmitted copies of signatures shall constitute acceptable, binding signatures for purposes of this CIA.

Vitas Corporate Integrity Agreement

ON BEHALF OF CHEMED

/s/ Nick Westfall		10-27-17
NICK WESTFALL		DATE
Executive Vice President
Chemed Corporation

/s/ Peter Spivack		10-27-17
PETER SPIVACK		DATE
Hogan Lovells US, LLP
Counsel for Chemed Corporation

ON BEHALF OF VITAS

/s/ Nick Westfall		10-27-17
NICK WESTFALL		DATE
Executive Vice President
Chemed Corporation

/s/ Peter Spivack		10-27-17
PETER SPIVACK		DATE
Hogan Lovells US, LLP
Counsel for Chemed Corporation

Vitas Corporate Integrity Agreement

ON BEHALF OF THE OFFICE OF INSPECTOR GENERAL OF THE DEPARTMENT OF HEALTH AND HUMAN SERVICES

/s/ Lisa M. Re		10/30/17
LISA M. RE		DATE
Assistant Inspector General for Legal Affairs
Office of Inspector General
U.S. Department of Health and Human Services

/s/ Karen Glassman		10/30/17
KAREN S. GLASSMAN		DATE
Senior Counsel
Office of Inspector General
U.S. Department of Health and Human Services

/s/ Tonya Keusseyan		10/30/17
TONYA KEUSSEYAN		DATE
Senior Counsel
Office of Inspector General
U.S. Department of Health and Human Services

Vitas Corporate Integrity Agreement

APPENDIX A
INDEPENDENT REVIEW ORGANIZATION
This Appendix contains the requirements relating to the Independent Review Organization (IRO) required by Section III.D of the CIA.
A.	IRO Engagement

1.            VITAS shall engage an IRO that possesses the qualifications set forth in Paragraph B, below, to perform the responsibilities in Paragraph C, below.  The IRO shall conduct the review in a professionally independent and objective fashion, as set forth in Paragraph D.  Within 30 days after OIG receives the information identified in Section V.A.7 of the CIA or any additional information submitted by VITAS in response to a request by OIG, whichever is later, OIG will notify VITAS if the IRO is unacceptable.  Absent notification from OIG that the IRO is unacceptable, VITAS may continue to engage the IRO.
2.            If VITAS engages a new IRO during the term of the CIA, that IRO must also meet the requirements of this Appendix.  If a new IRO is engaged, VITAS shall submit the information identified in Section V.A.7 of the CIA to OIG within 30 days of engagement of the IRO.  Within 30 days after OIG receives this information or any additional information submitted by VITAS at the request of OIG, whichever is later, OIG will notify VITAS if the IRO is unacceptable.  Absent notification from OIG that the IRO is unacceptable, VITAS may continue to engage the IRO.
B.	IRO Qualifications

The IRO shall:
1.            assign individuals to conduct the Claims Review who have expertise in the Medicare and state Medicaid program requirements applicable to the claims being reviewed;
2.            assign individuals to design and select the Claims Review sample who are knowledgeable about the appropriate statistical sampling techniques;
3.            assign individuals to conduct the coding review portions of the Claims Review who have experience in providing healthcare services under the Medicare Hospice Benefit, including making eligibility and level of care decisions;
4.            assign licensed nurses or physicians with relevant education, training and specialized expertise (or other licensed health care professionals acting within their scope of practice and specialized expertise) to make the medical necessity determinations required by the Claims Review; and
5.            have sufficient staff and resources to conduct the reviews required by the CIA on a timely basis.

Vitas CIA – Appendix A
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C.	IRO Responsibilities

The IRO shall:
1.            perform each Claims Review in accordance with the specific requirements of the CIA;
2.            follow all applicable Medicare and state Medicaid program rules and reimbursement guidelines in making assessments in the Claims Review;
3.            request clarification from the appropriate authority (e.g., Medicare contractor), if in doubt of the application of a particular Medicare or state Medicaid program policy or regulation;
4.            respond to all OIG inquires in a prompt, objective, and factual manner; and
5.            prepare timely, clear, well-written reports that include all the information required by Appendix B to the CIA.
D.	IRO Independence and Objectivity

The IRO must perform the Claims Review in a professionally independent and objective fashion, as defined in the most recent Government Auditing Standards issued by the U.S. Government Accountability Office.
E.	IRO Removal/Termination

1.            VITAS and IRO.  If VITAS terminates its IRO or if the IRO withdraws from the engagement during the term of the CIA, VITAS must submit a notice explaining (a) its reasons for termination of the IRO or (b) the IRO's reasons for its withdrawal to OIG, no later than 30 days after termination or withdrawal.  VITAS must engage a new IRO in accordance with Paragraph A of this Appendix and within 60 days of termination or withdrawal of the IRO.
2.            OIG Removal of IRO.  In the event OIG has reason to believe the IRO does not possess the qualifications described in Paragraph B, is not independent and objective as set forth in Paragraph D, or has failed to carry out its responsibilities as described in Paragraph C, OIG shall notify VITAS in writing regarding OIG's basis for determining that the IRO has not met the requirements of this Appendix.  VITAS shall have 30 days from the date of OIG's written notice to provide information regarding the IRO's qualifications, independence or performance of its responsibilities in order to resolve the concerns identified by OIG.  If, following OIG's review of any information provided by VITAS regarding the IRO, OIG determines that the IRO has not met the requirements of this Appendix, OIG shall notify VITAS in writing that VITAS shall be required to engage a new IRO in accordance with Paragraph A of this Appendix.  VITAS must engage a new IRO within 60 days of its receipt of OIG's written notice.  The final determination as to whether or not to require VITAS to engage a new IRO shall be made at the sole discretion of OIG.

Vitas CIA – Appendix A

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APPENDIX B
CLAIMS REVIEW
A.            Claims Review.  The Claims Review shall consist of two components, the Eligibility Review and the Appropriate Level of Services Review.  The IRO shall perform the Eligibility Review and the Appropriate Level of Services Review annually to cover each of the five Reporting Periods.
1.            Definitions.  For the purposes of the Claims Review, the following definitions shall be used:
a.	Claim Period: The period of time covered by a complete election period as defined at 42 C.F.R. 418.21, for which claims were submitted to Medicare by VITAS for services provided to a beneficiary.
b.
Overpayment: The amount of money VITAS has received in excess of the amount due and payable under Medicare requirements, as determined by the IRO in connection with the reviews performed under this Appendix B.

c.	Hospice Population: All hospices owned and/or operated by VITAS at any time during the Reporting Period. Each VITAS hospice provider number is to be considered a separate "Hospice."
d.
Beneficiary Population: The Beneficiary Population shall be defined as all Medicare beneficiaries who received uninterrupted services from VITAS for 210 days or more at any time during the Reporting Period at a Hospice and for whom VITAS submitted a claim and received reimbursement.

e.	Beneficiary Sample: A Beneficiary Sample shall consist of a statistically valid random sample of 30 Medicare beneficiaries drawn from the Beneficiary Population at a Hospice.
f.
Eligibility Review Error Rate: The Eligibility Review Error Rate shall be calculated by dividing the Overpayment in the Eligibility Review by the total dollar amount associated with hospice services reimbursed during the Reporting Period by Medicare for beneficiaries in the Beneficiary Population included in the Eligibility Review.

Vitas CIA – Appendix B
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g.	Level of Services: One of the four categories of care reimbursed under the Medicare hospice benefit, which consist of:
i.	Routine Home Care – when a patient is at home and is not receiving Continuous Care services;
ii.
Continuous Care – when a patient is at home and receives services that consist predominantly of nursing care on a continuous basis for brief periods of crisis and as necessary to maintain the terminally ill at home.  See 42 C.F.R. § 418.204;

iii.	Inpatient Respite Care – when a patient receives care at an approved facility on a short term basis for respite; and
iv.	General Inpatient Care – when a patient receives care in an inpatient facility for pain control or acute or chronic symptom management that cannot be managed in other settings.
h.
Appropriate Level of Services Review Error Rate: The Error Rate for the Appropriate Level of Services Review shall be calculated by dividing the Overpayment in the Appropriate Level of Services Review by the total dollar amount associated with hospice services reimbursed during the Reporting Period by Medicare for beneficiaries in the Beneficiary Population included in the Appropriate Level of Services Review.

2.            Selection of Hospices for Review.  The OIG shall select 10% of the Hospices, or three Hospices, whichever is greater, from the Hospice Population and provide the identities of those Hospices to the IRO at least 30 days before the end of the Reporting Period.  The IRO shall perform a separate Eligibility Review and Appropriate Level of Services Review for each Hospice selected.
3.            Description of Reviews.

Vitas CIA – Appendix B
2

a.
Eligibility Review. The IRO shall select a Beneficiary Sample. For each Medicare beneficiary in the Beneficiary Sample, the IRO shall randomly select a Claim Period to be reviewed (Selected Claim Period). The IRO shall review the medical records of each Medicare beneficiary in the Beneficiary Sample based on the supporting documentation available at VITAS's offices or under VITAS's control and applicable billing and coding regulations and guidance to determine whether the beneficiary was eligible for hospice services for the Selected Claim Period.

For any beneficiary in the Beneficiary Sample that results in a determination by the IRO that the beneficiary was not eligible for the hospice benefit during the Selected Claim Period, the IRO shall review all claims for hospice services billed by VITAS for that beneficiary to determine whether the beneficiary was eligible for hospice services. The IRO shall submit a supplemental report no later than 90 days after the IRO completes its report. VITAS shall refund any Overpayments identified as a result of this additional review and documentation of the refund of any identified Overpayments shall be made available to OIG upon request.

Additionally, the IRO shall perform a review of the system(s) and process(es) that resulted in VITAS's erroneous determination that the beneficiary was eligible for the hospice benefit, to identify any problems or weaknesses that may have resulted in the identified error(s). The IRO shall provide its observations and recommendations on suggested improvements to the system(s) and the process(es) for determining eligibility for the hospice benefit.

b.
Appropriate Level of Services Review.  The Appropriate Level of Services Review shall consist of a review to ensure that the medical record supports the appropriateness of the Level of Services billed during the Selected Claim Period and that the claim was properly submitted to and reimbursed by Medicare.  This review shall be completed for each beneficiary in the Beneficiary Sample who was determined to be eligible for hospice services during the Selected Claim Period.  The IRO shall review medical records for the Medicare beneficiaries selected based on the supporting documentation available at VITAS's offices or under VITAS's control and applicable billing and coding regulations and guidance to determine the appropriateness of the Level of Services billed and reimbursed.

Vitas CIA – Appendix B
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For any beneficiary in the Beneficiary Sample that results in a determination by the IRO that the Level of Services billed was not appropriate, the IRO shall review all claims for hospice services for that beneficiary where the Level of Services billed was above Routine Home Care.  The IRO shall submit a supplemental report no later than 90 days after the IRO completes its report.  VITAS shall refund any Overpayments identified as a result of this additional review and documentation of the refund of any identified Overpayments shall be made available to OIG upon request.
Additionally, the IRO shall perform a review of the system(s) and process(es) that resulted in VITAS's erroneous determination that medical necessity existed for the Level of Services billed, to identify any problems or weaknesses that may have resulted in the identified error(s).  The IRO shall provide its observations and recommendations on suggested improvements to the system(s) and the process(es) for determining medical necessity for the Level of Services provided.
4.            Other Requirements.
a.
Supplemental Materials.  The IRO shall request all documentation and materials required for its review of the medical records of the Medicare beneficiaries selected as part of each Beneficiary Sample and VITAS shall furnish such documentation and materials to the IRO prior to the IRO initiating its review of each Beneficiary Sample.  If the IRO accepts any supplemental documentation or materials from VITAS after the IRO has completed its initial review of any Beneficiary Sample (Supplemental Materials), the IRO shall identify in the Claims Review Report the Supplemental Materials, the date the Supplemental Materials were accepted, and the relative weight the IRO gave to the Supplemental Materials in its review.  In addition, the IRO shall include a narrative in the Claims Review Report describing the process by which the Supplemental Materials were accepted and the IRO's reasons for accepting the Supplemental Materials.

b.
Claims without Supporting Documentation.  If VITAS cannot produce documentation for the Selected Claim Period for any beneficiary selected as part of any Beneficiary Sample, then the total reimbursement received by VITAS for hospice services furnished to such beneficiary during the Selected Claim Period shall be deemed an Overpayment. Replacement sampling for Medicare beneficiaries with missing documentation is not permitted.

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c.
Use of First Samples Drawn.  For the purposes of all samples discussed in this Appendix, the Medicare beneficiaries selected in each first sample shall be used (i.e., it is not permissible to generate more than one list of random samples and then select one for use with a Beneficiary Sample).

5.            Repayment of Identified Overpayments.  VITAS shall repay within 60 days any Overpayment(s) identified by the IRO in each Beneficiary Sample, in accordance with the requirements of 42 U.S.C. § 1320a-7k(d) and 42 C.F.R. § 401.301-305 (and any applicable CMS guidance) (the "CMS overpayment rule").  If VITAS determines that the CMS overpayment rule requires that an extrapolated Overpayment be repaid, VITAS shall repay that amount at the mean point estimate as calculated by the IRO.  VITAS shall make available to OIG all documentation that reflects the refund of the Overpayment(s) to the payor.  OIG, in its sole discretion, may refer the findings of any Beneficiary Sample (and any related work papers) received from VITAS to the appropriate Federal health care program payor (e.g., Medicare contractor) for follow up by that payor.
B.            Claims Review Report.  The IRO shall prepare a Claims Review Report as described in this Appendix for each Claims Review performed.  The following information shall be included in the Claims Review Report.
1.            Eligibility and Appropriate Level of Services Reviews Methodology.
a.	Review Population. A description of the Beneficiary Population .
b.	Review Objective. A clear statement of the objective intended to be achieved by the Eligibility Review and the Appropriate Level of Services Review.
c.
Source of Data.  A description of (1) the process used to identify the beneficiaries in each Beneficiary Population and (2) the specific documentation relied upon by the IRO when performing the Eligibility Review and the Appropriate Level of Services Review.

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d.	Review Protocol. A narrative description of how the Eligibility Review and the Appropriate Level of Services Review were conducted and what was evaluated.
e.	Supplemental Materials. A description of any Supplemental Materials as required by A.4.a., above.

2.            Statistical Sampling Documentation.
a.	A copy of the printout of the random numbers generated by the "Random Numbers" function of the statistical sampling software used by the IRO.
b.	A description or identification of the statistical sampling software package used to select the samples described in this Appendix.

3.            Claims Review Findings.
a.	Narrative Results.
i.
A description of VITAS's hospice eligibility certification, recertification, and determination of appropriate Level of Service processes, including the identification, by position description, of the personnel involved.

ii.
A narrative explanation of the IRO's findings and supporting rationale (including reasons for errors, patterns noted, concerns relating to the eligibility for hospice or appropriateness of hospice services, etc.) regarding the Eligibility Review and the Appropriate Level of Services Review.

b.	Quantitative Results.
i.
Total number and percentage of instances in which the IRO determined that the documentation for a Medicare beneficiary did not support that the beneficiary was eligible for the Medicare hospice benefit or did not support that the beneficiary received the appropriate Level of Services based on medical necessity, regardless of the effect on the payment.

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ii.
Total number and percentage of instances in which the documentation for a Medicare beneficiary did not support that the beneficiary was eligible for the Medicare hospice benefit or did not support that the appropriate Level of Services was provided and in which such difference resulted in an Overpayment to VITAS.

iii.	Total dollar amount of all Overpayments in the Eligibility Review and the total dollar amount of all Overpayments in the Appropriate Level of Services Review.
iv.	The Eligibility Review Error Rate and the Appropriate Level of Services Review Error Rate.
v.	An estimate of the actual Overpayment in the Beneficiary Population at the mean point estimate.
vi.
A spreadsheet of the Claims Review results that includes the following information for each Medicare beneficiary: beneficiary health insurance claim number, date(s) of service, allowed amount reimbursed by payor, correct allowed amount (as determined by the IRO), dollar difference between allowed amount reimbursed by payor and the correct allowed amount.

c.
Recommendations. The IRO's report shall include any recommendations for (1) improvements to VITAS's systems and processes for the certification and recertification of eligibility for the Medicare hospice benefit to address the specific identified problems or weaknesses; and (2) improvements to VITAS's systems and processes for the determination of medical necessity for the Level of Services to be provided to address the specific identified problems or weaknesses.

4.            Credentials.  The names and credentials of the individuals who:
 (1) designed the statistical sampling procedures and the review methodology utilized for the Claims Review and (2) performed the Claims Review.

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